EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SURGE GLOBAL ENERGY, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is Surge Global Energy, Inc.

2. The certificate of incorporation of the Corporation, as amended to date, is hereby amended by striking out paragraph 1 of Article 4 thereof and by substituting in lieu of said paragraph the following new paragraph:

“4. The total number of shares of capital stock which the Corporation shall have the authority to issue is two hundred ten million (210,000,000) shares, consisting of

(a) two hundred million (200,000,000) shares of common stock, $.001 par value (“Common Stock”), and

(b) ten million (10,000,000) shares of preferred stock, $.001 par value (“Preferred Stock”), issuable in series, hereinafter called “Series Preference Stock.”

3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Surge Global Energy, Inc. has caused this Certificate of Amendment to be signed by William Greene, its Chief Financial Officer, this 22nd day of February, 2007.

By:  /s/ William Greene
William Greene,
Chief Financial Officer

2